EXHIBIT 10.8

BANCO DE ORO	PROMISSORY NOTE

VALUE DATE: Dec. 27, 2002	PN NO: 802150035543

For value received the undersigned (hereinafter identified and referred to as the “Maker” and, if any, the “Co-Maker” or “Co-Makers” if more than one) hereby jointly and severely unconditionally promise to pay to the order of BANCO DE ORO UNIVERSAL BANK (hereinafter the “BANK”) the principal amount and interest, and whenever applicable, the penalties, charges and costs, all as set out as follows:

PRINCIPAL AMOUNT:	P
SIXTY THREE MILLION SEVEN HUNDRED FIFTEEN THOUSAND TWO HUNDRED PESOS	63,715,200.00
PURPOSE OF LOAN	INTEREST ON PRINCIPAL AMOUNT:
To finance working capital requirements of PSMT PHILIPPINES, INC.
COLLATERAL SECURITY: US dollar placement $1,200,000.00	Eight per cent (8%) per annum fixed for 24 days.
MATURITY RATE: December 20, 2007
PENALTY RATE FOR LATE PAYMENT OF PRINCIPAL AND INTEREST: Three per cent (3%) per month from time of default until fully paid.

MODE OF PAYMENT:

Principal payments to commence after three (3) years grace period. Interest payable quarterly in arrears. After the grace period, Principal and interest shall be payable in equal quarterly amortizations and made an integral part of the Promissory Note, which shall be revised to conform to the adjusted interest rate. Full payment of the remaining Principal balance at maturity.

PENALTY RATE FOR PREPAYMENT OF PRINCIPAL:

Three per cent (3%) of any full or partial prepayment of principal shall be collected, except in cases where the prepayment is made on the anniversary date of the Promissory Note.

The Maker/Co-Makers expressly acknowledge that the maturity of the Promissory Note has been fixed for the mutual and reciprocal benefit of the Maker/Co-Makers on the one hand, and the Bank on the other. The Maker/Co-Makers, accordingly agree to the stipulation of the above-indicated penalty for the prepayment of the entire or any part of the principal amount of this Promissory Note.

Unless otherwise herein expressly provided, the interest rate on the principal amount of this Promissory Note as indicated above shall, until final maturity, be periodically reviewed and adjusted. The Bank shall notify the Maker or any one of the Co-Makers of the adjusted interest rate to govern each succeeding interest period. Notice to the Maker or any one of the Co-Makers shall be deemed notice to all parties primarily liable on this Promissory Note. The Maker and/or any of the Co-Makers shall have the right within five (5) banking days from receipt of such notice to express in writing acceptance of the adjusted rate. After the lapse of five (5) banking days from and after service of notice of adjusted interest rate upon the maker and/or of the Co-Makers, there being no written conformity to the adjusted rate served upon the Bank, the Bank shall be entitled to regard rejection of the adjusted interest rate as conclusive, whereupon the remaining term or period of this Promissory Note shall be deemed waived and the principal amount thereof and accrued interest unpaid and penalties, if any, shall become immediately due and payable, without prepayment penalty. All such amount as are due shall earn interest until fully paid at the rate of interest effective as of the last interest period.

Payment of any sum due pursuant to the terms of this Promissory Note shall be made, as the case may be to the Bank at its principal office or to the specific Branch Office of the Bank to which this Promissory Note has been delivered by the Maker.

Upon the occurrence as to Maker or any Co-Maker of this Promissory Note of any of the following events of default, the outstanding principal, accrued interest and any other sum payable hereunder or under any related agreement shall become immediately due and payable without presentment, demand, protest or notice of any kind (other than notice of the event and fact of default) all of which are hereby expressly waived by the Maker and all of the Co-Makers, if any:

11.	Failure to pay any amount which the Maker or any Co-Maker is obligated to pay under this Promissory Note or any related agreement on the date when such amount is due and payable;

12.	Any representation or warranty made by the Maker or any Co-Maker shall be shown to have been untrue, incorrect or misleading as of its date or becomes untrue, incorrect or misleading, or any certificate or opinion furnished pursuant to this Promissory Note or any related agreement proves to have been false or misleading as of its date, in any material respect;

13.	Failure by the Maker or any Co-Maker to perform or the violation of any provision of this Promissory Note or any related agreement;

14.	Any governmental consent, registration or approval granted or required in connection with this Promissory Note or when any related agreement is revoked of restricted in any material respect;

15.	It becomes unlawful for the maker or any Co-Maker to perform any obligation under the Promissory Note or any related agreement;

16.	The Maker or any Co-Maker fails to pay any money due under any other agreement, standby letter of credit or document evidencing, securing, guaranteeing or otherwise relating to indebtedness of the Maker or any Co-Maker to any other creditor; or there occurs any event of default or any event which, but for the passage of time or the giving of notice, or both, would constitute a default or an event of default under any such agreement, standby letter of credit or document (and which has not been remedied within any applicable grace period);

17.	The Maker or any Co-Maker becomes insolvent or unable to pay its debts when due, or the Maker or any Co-Maker commits or permits any act of bankruptcy, which term shall include (i) filing a petition in any bankruptcy, reorganization, winding-up or liquidation proceeding or other proceedings analogous in purpose or effect, (ii) application for or consent to the appointment of a receiver or trustee for the bankruptcy, reorganization, winding-up or liquidation of the Maker or any Co-Maker, (iii) making an assignment for the benefit of creditors, (iv) the filing of an answer to a petition seeking the organization of the Maker or any Co-Maker or an arrangement of its creditors (v) the admission in writing by the Maker or any Co-Maker of its inability to pay its debts, or (vi) the passing of a resolution by the Maker or any Co-Maker or entry of any court or judgment confirming the bankruptcy or insolvency of the Maker or any Co-Maker or approving any reorganization, winding-up or liquidation of the Maker or any Co-Maker or a substantial portion of their respective assets;

18.	There occurs any circumstance, including without limitation (i) any action by any authority to dissolve or dis-establish the Maker or any Co-Maker or (ii) any change in the management or control of the Maker or any Co-Maker which in the opinion of the Bank may result in the Maker or any Co-Maker being unable to perform its obligations under the Promissory note or any related agreement;

19.	Any attachment, garnishment or judgment for money or damage or for a fine or penalty not covered by insurance in an amount regarded material by the Bank is entered against the Maker and any co-Maker which is not paid and discharged or stayed within thirty (30) days, and which will, in the judgment of the Bank, materially and/or adversely affect the financial condition or operation of the Maker or Co-Maker concerned.

20.	The occurrences of any event or the existence of any set of conditions which in the Bank’s sole opinion would probably result in impairing the financial ability of the Maker or any Co-Maker to pay for the amounts due on this Promissory Note.

Stipulated interest not paid after this Promissory Note matures by its terms or by acceleration shall be added to and becomes part of the principal and shall bear the same rate of interest as the principal.

In the event this Promissory Note is referred to counsel for enforcement, the Maker/Co-Maker jointly and severally undertake to pay an amount equivalent to Twenty Five percent (25%) of all sums, due thereunder for and as attorney’s fees plus an addition of Two percent (2%) per annum on all such sums due (exclusive of attorney’s fee) for and as liquidated damages, in addition to the recovery of other expenses and costs of suit authorized by the Rules of Court.

The Maker/Co-Makers hereby empower and authorize the Bank as their attorney-in-fact to set off or apply at the latter’s option in payments of sums due under this Promissory Note, any money, stocks, bonds, or other property of any kind whatsoever on deposit or otherwise lodged to the credit or account of the Maker/Co-Makers on the books of the Bank. The Maker/Co-Makers hereby further empower the Bank in their behalf but without necessity of prior notice to negotiate, sell and transfer any of such aforesaid properties of which the Bank may be in possession by public or private sale and to apply the net proceeds of such sale or disposition to the payment of the obligations evidenced y this Promissory Note.

The Maker/Co-Makers and guarantors jointly and severally waive presentment, demand, protest and notice of any kind and hereby consent to any and all extensions of time, renewals, waivers or modifications that may be granted by the Bank with respect to the payment or other provisions of this Promissory Note. No delay or omission on the part of the Bank in exercising any of its rights hereunder shall operate as waiver of such right or any other rights under this Promissory Note.

The Maker/Co-Makers hereby acknowledge that they have read the printed provisions of this Promissory Note and the typewritten entries made in the appropriate spaces provided herein and confirm that they understand and are in agreement with said printed provisions and such entries.

NAME AND SIGNATURE OF MAKER:

PSMT PHILIPPINES, INC.

By:	/s/ YOLANDA M. DACAYAN	/s/ WILLIAM S. GO
	YOLANDA M. DACAYAN Comptroller	WILLIAM S. GO Chairman of the Board

NAME AND SIGNATURE OF CO-MAKER:

ADDRESS:

Signed in the presence of:

/s/ SOPHIA ONG	/s/ WILLIAM MARIAWETA
SOPHIA ONG	William Mariaweta